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                                                                                                                      EXHIBIT 12
                                                   MARRIOTT INTERNATIONAL, INC.
                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       ($ in millions)

                                                            Twelve weeks
                                                               ended                         Fiscal Year
                                                           --------------       ------------------------------------------------
                                                           March 28, 1997       1996       1995       1994       1993       1992
                                                           --------------       ------------------------------------------------
Income Before Cumulative Effect of a Change
 in Accounting Principle                                          $ 77          $306       $247       $200       $159       $134

Add/(Deduct):
Tax on Income Before Cumulative Effect of a
 Change in Accounting Principle                                     50           196        165        142        116        103
Fixed Charges                                                       33           142        107         84         73         72
Interest Capitalized as Property and Equipment                      (3)           (9)        (8)        (4)        (3)        (2)
(Income)/Loss Related to
certain 50%-or-Less-Owned-Affiliates                                -              1         -          (2)        (1)         2
                                                             ---------     ---------  ---------   --------   --------  ---------
EARNINGS AVAILABLE FOR FIXED CHARGES                              $157          $636       $511       $420       $344       $309
                                                             =========     =========  =========   ========   ========  =========
Fixed Charges:
 Interest Including Amounts Capitalized as
  Property and Equipment                                          $ 22          $ 94       $ 61       $ 36       $ 30       $ 27
 Portion of Rental Expense Representative of
  Interest                                                          11            48         45         45         40         44
 Share of Interest Expense of
  certain 50%-or-Less-Owned-Affiliates                              -             -           1          3          3          1
                                                             ---------     ---------  ---------   --------   --------  ---------
TOTAL FIXED CHARGES                                               $ 33          $142       $107       $ 84       $ 73       $ 72
                                                             =========     =========  =========   ========   ========  =========

RATIO OF EARNINGS TO FIXED CHARGES                                 4.8           4.5        4.8        5.0        4.7        4.3
                                                             =========     =========  =========   ========   ========  =========
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For the purpose of computing the ratio of earnings to fixed charges as prescribed by the rules and regulations of the Commission, earnings represents income before cumulative effect of a change in accounting principle, plus, when applicable, (a) taxes on such income, (b) fixed charges, and (c) the Company's equity interest in losses of certain 50%-or-less-owned-affiliates; less (x)
undistributed earnings of 50%-or-less-owned-affliliates, and (y) interest capitalized. Fixed charges represent interest (including amounts capitalized), amortization of deferred financing costs, the portion of rental expense deemed representative of interest and, when applicable, the Company's share of the interest expense of certain 50%-or-less-owned-affiliates.